Camber Energy, Inc. - S-3

EXHIBIT 23.3

CONSENT OF INDEPENDENT OIL AND GAS CONSULTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Camber Energy, Inc. (formerly Lucas Energy, Inc.) of our report entitled “Estimated Reserves And Future Net Revenue as Of March 31, 2016 (SEC Case)”, included in or made a part of the Camber Energy Inc. (formerly Lucas Energy, Inc.) Annual Report on Form 10-K for the year ended March 31, 2016 (including the notes to the financial statements included therein). We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Ralph E. Davis Associates, LLC

/s/ L.B. BRANUM, P.E.
L.B. Branum, P.E.
Senior Vice President
February 24, 2017

711 Louisiana Street, Suite 3100 Houston, Texas 77002

Office: 713.622.8955 Fax: 713.490.0355 www.ralphedavis.com

Worldwide Energy Consultants Since 1924